BERWIND FINANCIAL, L.P.

October 30, 1998

                       Consent of Berwind Financial, L.P.

We consent to the inclusion of our Fairness Opinion issued to Elverson National Bank in this registration statement on Form S-4. We also consent to the reference to our firm under the caption "Opinions of Financial Advisors" and elsewhere in the prospectus and/or proxy statement.

Sincerely,

/s/ Berwind Financial, L.P.

Berwind Financial, L.P.